Exhibit 99.01

Investor Contact:

Stan Finkelstein

Investor Relations

(925) 290-4321

ir@formfactor.com

FormFactor, Inc. Updates Second Quarter Revenue Guidance

LIVERMORE, Calif. — May 29, 2012 — FormFactor, Inc. (Nasdaq: FORM) today announced it expects revenue for its fiscal second quarter of 2012 to be between $50 and $54 million, higher than the company’s previous revenue guidance of $43 to $47 million. Customer demand across the DRAM and Flash memory segments are the main drivers for the increase to the company’s expected revenue results.

“Industry conditions in Q2 are more favorable than we anticipated and our improved lead times are enabling us to meet customer requests to accelerate certain product deliveries,” said Tom St. Dennis, CEO. “While we are encouraged by the marketplace momentum for our Matrix architecture memory solutions, our outlook for the second half of the year is tempered by concerns about softness in the personal computer markets and the potential impact of macroeconomic forces.”

A conference call to discuss the financial guidance will be held tomorrow, May 30, 2012 at 5:00 a.m. PDT, or 8:00 a.m. EDT. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until June 9, 2012 at 9:00 p.m. PDT, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering confirmation code 86147250.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is a leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: changes in the market environment, including the demand for DRAM and Flash memory devices and certain other semiconductor devices; the rate at which the Company is able to shorten product lead times; and the Company’s ability to continue to qualify its Matrix architecture product solutions and realize volume commercial market acceptance. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

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